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                                                                    EXHIBIT 22.0

                          SUBSIDIARIES OF REGISTRANT


1.  Saddleback Inns of America, a California corporation.

2.  Panel Concepts, Inc., a Delaware corporation.

3. Standard Pacific Savings, F.A., a Federally chartered stock savings and loan association.

4.  Standard Pacific Financing, Inc., a California corporation.

5. SPS Affiliates, Inc., a subsidiary of Standard Pacific Savings, F.A. and a California corporation.

6. Standard Pacific Financing, L.P., a Delaware limited partnership in which the registrant owns a 99% interest in all profits, losses, credits and distributions.

7.  Standard Pacific of Texas, Inc., a Delaware corporation.

8.  The Boston Casualty Co., Ltd., a Bermuda corporation.

9.  StanPac Corp., a Delaware corporation.

10. Standard Pacific of Fullerton, Inc., a Nevada corporation.

11. Standard Pacific of Orange County, Inc., a Nevada corporation.

Neither the subsidiaries nor the limited partnership in which the registrant has an interest have done business under names other than their own, with the exception of the following:

1.  Standard Pacific of Orange County, a division of Standard Pacific Corp.
2.  Standard Pacific of San Diego, a division of Standard Pacific Corp.
3.  Standard Pacific of Ventura, a division of Standard Pacific Corp.
4.  Standard Pacific of Northern California, a division of Standard Pacific
    Corp.
5.  Standard Pacific of Dallas.
6.  Standard Pacific of Texas.
7.  Standard Pacific Homes.
8.  Standard Pacific of Houston, a division of Standard Pacific of Texas, Inc.
9.  Standard Pacific.